Sub-Item 77D: Policies with Respect to Security Investments
Effective on October 15, 2013, shareholders of the Goldman Sachs N-11 Equity Fund approved a change to the Funds concentration policy. See the response to Sub-Item 77C, above. This change is reflected in the supplement to the Funds Prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on October 16, 2013 (Accession No. 0001193125-13-400957), which is incorporated herein by reference.